Exhibit 99.1

DOMINION RESOURCES BLACK WARRIOR TRUST RELEASES UPDATED

INFORMATION ON WALTER ENERGY, INC. BANKRUPTCY PROCEEDINGS

DALLAS, TEXAS, December 30, 2015… As previously announced, Southwest Bank, the trustee of the Dominion Resources Black Warrior Trust (NYSE: DOM) (the “Trust”) was informed by Walter Energy, Inc., the parent of Walter Black Warrior Basin LLC (the “Company”), that it, together with certain of its subsidiaries and affiliates, including the Company (“Debtors”) filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) with the United States District Court for the Northern District of Alabama Southern Division (the “Bankruptcy Court”) on July 15, 2015 and that it has an agreement with lenders regarding a pre-negotiated restructuring plan. There have been several rulings related to the bankruptcy proceedings as disclosed by the Trust in Current Reports on Form 8-K filed with the Securities and Exchange Commission on each of August 19, 2015, September 16, 2015 and November 20, 2015.

On October 2, 2015, the Debtors filed a motion to reject certain “executory contracts” between the Debtors and the Trust. The Debtors sought to reject three agreements: (i) the overriding royalty conveyance recorded in Deed Book 1181 and Page 644 on June 30, 1994 in Tuscaloosa County, Alabama, (ii) the Trust Agreement and (iii) the Administrative Services Agreement (collectively, the “Dominion Agreements”). In the Bankruptcy Court’s order dated December 28, 2015, the Bankruptcy Court cited that agreements may be rejected under section 365 of the Bankruptcy Code if they are “executory.” The Bankruptcy Court stated that the Dominion Agreements are executory contracts and ruled that the Dominion Agreements are rejected under section 365 of the Bankruptcy Code. The Trustee continues to evaluate legal options with respect to the Trust.

Contact:

Ron Hooper

Senior Vice President

Southwest Bank, Trustee

Toll-free – 1-855-588-7839